                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13D/A


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*


                           Allis-Chalmers Energy Inc.
                                (NAME OF ISSUER)


                     Common Stock, par value $0.15 per share
                         (TITLE OF CLASS OF SECURITIES)


                                    019645407
                                 (CUSIP NUMBER)


                            Frank P. McEachern, Esq.
                              Jackson Walker L.L.P.
                                 901 Main Street
                                   Suite 6000
                               Dallas, Texas 75202
                  (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
                AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS)


                                 August 18, 2005
                      (DATE OF EVENT WHICH REQUIRES FILING
                               OF THIS STATEMENT)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240. 13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION OF ABOVE PERSONS (ENTITIES ONLY)

              Energy Spectrum Partners LP
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]
                                                                         (b) |X|

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

              N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) or 2(e)                                                   [ ]


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
--------------------------------------------------------------------------------
    NUMBER OF       7    SOLE VOTING POWER
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH
--------------------------------------------------------------------------------
                    8    SHARED VOTING POWER

                                  0
--------------------------------------------------------------------------------
                    9    SOLE DISPOSITIVE POWER


--------------------------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              0
--------------------------------------------------------------------------------
12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      [ ]


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

              PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION OF ABOVE PERSONS (ENTITIES ONLY)

              Energy Spectrum Capital LP
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]
                                                                         (b) |X|

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

              N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) or 2(e)                                                   [ ]


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
--------------------------------------------------------------------------------
    NUMBER OF       7    SOLE VOTING POWER
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH
--------------------------------------------------------------------------------
                    8    SHARED VOTING POWER

                                  0
--------------------------------------------------------------------------------
                    9    SOLE DISPOSITIVE POWER


--------------------------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              0
--------------------------------------------------------------------------------
12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      [ ]


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

              PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION OF ABOVE PERSONS (ENTITIES ONLY)

              Energy Spectrum LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]
                                                                         (b) |X|

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

              N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) or 2(e)                                                   [ ]


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

              Texas
--------------------------------------------------------------------------------
    NUMBER OF       7    SOLE VOTING POWER
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH
--------------------------------------------------------------------------------
                    8    SHARED VOTING POWER

                                  0
--------------------------------------------------------------------------------
                    9    SOLE DISPOSITIVE POWER


--------------------------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              0
--------------------------------------------------------------------------------
12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      [ ]


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

              OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION OF ABOVE PERSONS (ENTITIES ONLY)

              Sidney L. Tassin
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]
                                                                         (b) |X|

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

              N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) or 2(e)                                                   [ ]


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

              Texas
--------------------------------------------------------------------------------
    NUMBER OF       7    SOLE VOTING POWER
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH
--------------------------------------------------------------------------------
                    8    SHARED VOTING POWER

                                  0
--------------------------------------------------------------------------------
                    9    SOLE DISPOSITIVE POWER


--------------------------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              0
--------------------------------------------------------------------------------
12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      [ ]


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

              IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION OF ABOVE PERSONS (ENTITIES ONLY)

              James W. Spann
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]
                                                                         (b) |X|

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

              N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) or 2(e)                                                   [ ]


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

              Texas
--------------------------------------------------------------------------------
    NUMBER OF       7    SOLE VOTING POWER
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH
--------------------------------------------------------------------------------
                    8    SHARED VOTING POWER

                                  0
--------------------------------------------------------------------------------
                    9    SOLE DISPOSITIVE POWER


--------------------------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              0
--------------------------------------------------------------------------------
12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      [ ]


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

              IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION OF ABOVE PERSONS (ENTITIES ONLY)

              James P. Benson
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]
                                                                         (b) |X|

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

              N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) or 2(e)                                                   [ ]


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

              Texas
--------------------------------------------------------------------------------
    NUMBER OF       7    SOLE VOTING POWER
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH
--------------------------------------------------------------------------------
                    8    SHARED VOTING POWER

                                  0
--------------------------------------------------------------------------------
                    9    SOLE DISPOSITIVE POWER


--------------------------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              0
--------------------------------------------------------------------------------
12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      [ ]


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

              IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION OF ABOVE PERSONS (ENTITIES ONLY)

              Leland B. White
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]
                                                                         (b) |X|

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

              N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) or 2(e)                                                   [ ]


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

              Texas
--------------------------------------------------------------------------------
    NUMBER OF       7    SOLE VOTING POWER
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH
--------------------------------------------------------------------------------
                    8    SHARED VOTING POWER

                                  0
--------------------------------------------------------------------------------
                    9    SOLE DISPOSITIVE POWER


--------------------------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              0
--------------------------------------------------------------------------------
12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      [ ]


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

              IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION OF ABOVE PERSONS (ENTITIES ONLY)

              Thomas O. Whitener, Jr.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]
                                                                         (b) |X|

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

              N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) or 2(e)                                                   [ ]


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

              Texas
--------------------------------------------------------------------------------
    NUMBER OF       7    SOLE VOTING POWER
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH
--------------------------------------------------------------------------------
                    8    SHARED VOTING POWER

                                  0
--------------------------------------------------------------------------------
                    9    SOLE DISPOSITIVE POWER


--------------------------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              0
--------------------------------------------------------------------------------
12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      [ ]


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

              IN
--------------------------------------------------------------------------------

SCHEDULE 13D - AMENDMENT NO. 1

         The undersigned hereby amend the Schedule 13D filing originally made on February 20, 2002, as amended by Amendment No. 1 filed February 21, 2003 by Amendment No. 2 filed on April 2, 2004 and by Amendment No. 3 filed on December 3, 2004 (the "Schedule 13D") pursuant to Rule 13d-2(a) of Regulation 13D-G of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as set forth below (terms defined in the Schedule 13D are used with the same meaning except as otherwise defined herein):

ITEM 4.  PURPOSE OF TRANSACTION.

         Item 4 is hereby amended and restated to read in its entirety as follows:

         On August 18, 2005, ES Partners sold all of its interest in the Issuer in a public offering pursuant to a Registration Statement on Form S-1. Included in the offering were 2,311,062 shares of common stock owned directly by ES Partners, 245,943 shares of common stock issued upon a cashless exercise of a warrant held by ES Partners at an exercise price of $.75 per share, and 6,000 shares of common stock issuable upon exercise of an option held by ES Partners at an exercise price of $2.75 per share. The sale price per share was $9.75 per share, less underwriting discounts.

         Except as set forth in this Item 4, the Reporting Persons have no present plans or proposals that relate to or that would result in any of the actions or events described in paragraphs (a) through (j) of Item 4 of Schedule 13D. However, the Reporting Persons retain their respective rights to modify their plans with respect to the transactions described in this Item 4, to acquire or dispose of securities of the Issuer and to formulate plans and proposals which could result in the occurrence of any such events, subject to applicable laws and regulations.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 is hereby amended and restated to read in its entirety as follows:

         Following the transactions described in Item 4 above, none of the Reporting Persons owns any interest in the Issuer.

         The Reporting Persons have not purchased shares of Stock in open market transactions.

         (d)  Not applicable

         (e)  Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         Item 6 is hereby amended and restated to read in its entirety as follows:

         To the best knowledge of the Reporting Persons, except for the constituent documents of ES Partners, ES Capital and ES LLC (which do not specifically address the securities of the Issuer), there are no other contracts, arrangements, understandings or relationships (legal or otherwise) among the Reporting Persons or between the Reporting Persons and any other person with respect to any securities of the Issuer, including but not limited to, transfer or voting of any of the securities of the Issuer, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies, or a pledge or contingency the occurrence of which would give another person voting power over the securities of the Issuer. All obligations under previous agreements entered into by ES Partners with respect to the Issuer terminated upon the sale of all Issuer common stock held by ES Partners.

SIGNATURES

         After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.

         Pursuant to Rule 13d-1(k)(l)(iii) of Regulation 13D-G of the General Rules and Regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached statement is filed on behalf of each of them in the capacities set forth below.

         DATED: August 22, 2005

                                ENERGY SPECTRUM PARTNERS LP

                                By: Energy Spectrum Capital LP, General Partner
                                    By: Energy Spectrum LLC, General Partner


                                        By:   /s/ Thomas O. Whitener, Jr.
                                              --------------------------------
                                        Name: Thomas O. Whitener, Jr.
                                        Its:  Manager

                                ENERGY SPECTRUM CAPITAL LP

                                    By: Energy Spectrum LLC, General Partner


                                        By:   /s/ Thomas O. Whitener, Jr.
                                              --------------------------------
                                        Name: Thomas O. Whitener, Jr.
                                        Its:  Manager

                                ENERGY SPECTRUM LLC


                                By:   /s/ Thomas O. Whitener, Jr.
                                      ----------------------------------------
                                Name: Thomas O. Whitener, Jr
                                Its:  Manager


                                /s/ Sidney L. Tassin
                                ----------------------------------------------
                                Sidney L. Tassin


                                /s/ James W. Spann
                                ----------------------------------------------
                                James W. Spann


                                /s/ James P. Benson
                                ----------------------------------------------
                                James P. Benson


                                /s/ Leland B. White
                                ----------------------------------------------
                                Leland B. White


                                /s/ Thomas O. Whitener, Jr.
                                ----------------------------------------------
                                Thomas O. Whitener, Jr.